EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Amendment No. 1 to Registration Statement Nos. 333-134867 and 333-130193, in Registration Statement Nos. 333-121350, 333-115765, 333-132337 and 333-132338 on Form S-3; in Registration Statement No. 333-132340 on Form S-4, and in Post-Effective Amendment No. 1 to Registration Statement Nos. 333-87633 and 333-84344 on Form S-8, of our reports dated October 9, 2006, relating to the consolidated financial statements and consolidated financial statement schedules of Ferrellgas Partners, L.P. and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Ferrellgas Partners, L.P. for the year ended July 31, 2006.
/s/ DELOITTE & TOUCHE LLP
Kansas City, Missouri
October 12, 2006